REVISED CONFIRMATION
                             --------------------

Date:      December 23, 1997

To:        Fairchild Holding Corporation

Attention: Colin Cohen

From:      Citibank, N.A. New York
           399 Park Avenue
           New York, NY  10043

Deal No.   50970148


The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below. This letter constitutes a "Confirmation" as referred to in the Master Agreement specified below. This Confirmation amends, restates and supersedes any prior Confirmation for this Transaction.

This confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use our best efforts promptly to negotiate, execute and deliver a Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association, Inc. ("ISDA"), with such modifications as you and we shall in good faith agree. Upon the execution by you and us of such Master Agreement (the "Agreement"), this Confirmation will supplement, form a part of, and be subject to the Agreement. A copy of the Agreement has been, or promptly after the date hereof will be, delivered to you.

If Fairchild Holding Corporation fails to execute and deliver or to negotiate in good faith the Agreement within 180 days of the Trade Date, Citibank may give Fairchild Holding Corporation notice that an Additional Termination Event has occurred and is continuing with respect to Fairchild Holding Corporation, in which event Fairchild Holding Corporation will be the only Affected Party.

Prior to execution of the Agreement the provision of the Master Agreement (Multicurrency-Cross Border), in the form published by ISDA, are incorporated by reference herein and form a part of this Confirmation and, further, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall be deemed to be subject to the terms of the Agreement, as if, on the Trade Date of the first such Transaction between us, you and we have executed the Agreement (without any Schedule thereto).

The definitions and provisions contained in the 1991 ISDA
Definitions (as published by ISDA) are incorporated by reference into this Confirmation.

This Confirmation and ISDA Agreement will be governed by the laws of the State of New York.

1. In the event of any inconsistency between this Confirmation and 1991 ISDA Definitions or the ISDA Agreement, this
Confirmation will control for the purpose of the Transaction to which this Confirmation relates.

2. Each party will make each payment specified in this confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:     USD 100,000,000.00

Trade Date:          August 6, 1997

Effective Date:      February 17, 1998

Termination Date:    February 19, 2008

Fixed Amounts:
Fixed Rate payer:    Party B (Fairchild Holding Corporation)

Fixed Rate Payer
Payment Dates:       The 17th day of February, May, August and
November,
                     in each year, commencing May 18, 1998, and
to and
                     including the Termination Date, subject to
adjustment
                     in accordance with the Modified Following
Business
                     Day Convention.

Fixed Rate:          6.715000 % per annum

Fixed Rate Day
Count Fraction:      30/360

Floating Amounts:

Floating Rate Payer: Party A (Citibank N.A. New York)

Floating Rate Payer
Payment Dates:       The 17th day of February, May, August and
November,
                     each year, commencing May 18, 1998, and to
and
                     including the Termination Date, subject to adjustment in accordance with the Modified
Following
                     Business Day Convention.

Floating Rate Option:  USD-LIBOR-BBA

Designated
Maturity:            3 months

Floating Rate Day
Count Fraction:      Actual/360

Reset Dates:         The first day of each Calculation Period.

Compounding:         Inapplicable

Business Days:       New York and London

Calculation Agent:   Citibank, N.A. New York

4.  Cash Settlement Provision:

Party B may, provided that no Early Termination Date has occurred or been designated with respect to Party B, require this Transaction to be terminated and the remaining payment obligations under this Transaction to be settled and discharged on any Business Day prior to February 17, 1998 (a "Cash Settlement Date") by written or telephonic notice to Citibank at approximately 11:00 am, New York time, two Business days prior to such Cash Settlement Date. If Party B has not selected a date prior to February 17, 1998 then the February 17, 1998 shall be deemed the Cash Settlement Date. An amount (the "Cash Settlement Amount") shall be calculated as provided below on the day that is two Business Days prior to the Cash Settlement Date (the "Cash Settlement Determination Date"), and the remaining Payment obligations of each party under this Transaction shall be settled and discharged by payment of the Cash Settlement Amount on the Cash Settlement Date.

The Cash Settlement Amount, as determined by Citibank in good faith on the Cash Settlement Determination Date, will be an amount equal to the amount which Citibank would be required to pay to the Counterparty or the Counterparty would be required to pay to Citibank in consideration for the Termination as of the Cash Settlement Date of the outstanding rights and obligations of the parties under this Transaction.

Upon payment of the Cash Settlement Amount and settlement of the Fixed Amount and Floating Amount (if any) payable on the Cash Settlement Date, this Transaction shall terminate and neither party shall have any further rights or obligations hereunder.

5.   Account Details:

Payments to Fixed Rate payer Fairchild Holding Corporation:
As directed in writing by Fixed Rate Payer

Payments to Floating Rate Payer Citibank, N.A. New York:
Citibank, N.A. New York

Fairchild Holding Corporation hereby agrees (a) to check this Confirmation (Reference No: 50970148) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Citibank, N.A. New York and Fairchild Holding Corporation with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to facsimile No. (416) 941-7432. Please contact us immediately should the particulars of this Confirmation not be in accordance with your understanding (416) 947-4105/5665.

Citibank, N.A. New York

By:  Nancy Ling
Title:  Asst. Mgr.
        Global Markets

Accepted and confirmed as of the date first written:

Fairchild Holding Corporation

By: Karen L. Schneckenburger
Title:  Vice President & Treasurer